Exhibit 10.1

GRANT AGREEMENT

Applicable to Performance Shares promised under the Autoliv, Inc., 1997 Stock Incentive Plan (as amended and restated)

Your above-described grant of performance shares (the “Performance Shares”) is subject to the following provisions, in addition to those set forth in the attached Notice of Grant (the “Grant Notice”): and the Autoliv, Inc. 1997 Stock Incentive Plan (“the Plan”):

1.	Defined Terms:

Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan. In addition, for purposes of this Grant Agreement:

a.	“Cause” will have the meaning assigned such term in the employment, severance or similar agreement, if any, between you and Autoliv, Inc. (“the Company) or one of its subsidiaries; provided, however, that if there is no such employment, severance or similar agreement in which such term is defined, “Cause” shall mean any of the following acts by you, as determined by the Company or one of its subsidiaries, as applicable, in its sole discretion: gross neglect of duty, as reasonably determined by the Company, prolonged absence from duty without the consent of the Company or one of its subsidiaries, as applicable; your material breach of any published Company code of conduct or code of ethics; or your willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company or one of its subsidiaries.

b.	“Date of Vesting” means the date of the Compensation Committee’s certification of the Company’s attainment of the Performance Objectives for the Performance Period, provided that, except as otherwise stated herein, you are then still employed by the Company or one of its subsidiaries.

c.	“Disability” means your inability, as reasonably determined by the Company, to perform the essential functions of your regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six (6) consecutive months.

d.	“EMT” means Executive Management.

e.	“Performance Objectives” shall have the meaning set forth in Exhibit A hereto.

f.	“Performance Period” shall have the meaning set forth in Exhibit A hereto.

g.	“Qualifying Retirement” means your termination of employment with the Company or one of its subsidiaries at or after satisfying the eligibility requirements for retirement under the retirement provisions of local law in your home country, provided such termination of employment has been approved by the Company, if you are not a member of EMT, or by the Compensation Committee, if you are a member of EMT. Notwithstanding the foregoing, your termination of employment will not be considered a Qualifying Retirement if (i) the termination occurs within six (6) months following the Date of Promise, or (ii) you are terminated for Cause by the Company or one of its subsidiaries.

h.	“Target Award” is the target number of shares of Common Stock subject to this award, as set forth in your Grant Notice.

2.	Vesting; Termination of Employment:

a.	The Performance Shares have been credited to a bookkeeping account on your behalf. Each Performance Share represents an unfunded, unsecured right to receive one share of Common Stock, subject to the terms and conditions stated in the Plan and this Grant Agreement. The Performance Shares will be earned in whole, in part, or not at all, on the Date of Vesting to the extent that the Performance Objectives are attained, as provided on Exhibit A attached hereto, provided that, except as otherwise stated herein, you are then still employed by the Company or one of its subsidiaries. Any Performance Shares that fail to vest in accordance with the terms of this Grant Agreement will be forfeited and reconveyed to the Company without further consideration or any act or action by you.

b.	If your employment with the Company or one of its subsidiaries terminates by reason of your death, Disability or Qualifying Retirement prior to the Date of Vesting, you or, as the case may be, your estate, will retain the Performance Shares and the Performance Shares may be earned, in whole, in part, or not at all, on the Date of Vesting to the extent that the Performance Objectives are attained, as provided on Exhibit A attached hereto.

c.	If your employment terminates for any reason other than as described in subsection (b) above, you will forfeit all right, title and interest in and to the unvested Performance Shares as of the date of such termination and the unvested Performance Shares will be reconveyed to the Company without further consideration or any act or action by you.

3.	Conversion to Shares of Common Stock; Procedure at Date of Vesting:

a.	Unless the Performance Shares are forfeited prior to the Date of Vesting as provided in Section 2 above, the Performance Shares will be converted on the Date of Vesting to actual shares of Common Stock. The shares of Common Stock to be issued pursuant to this Grant Agreement shall be issued in the form of book-entry shares of Common Stock in your name as the beneficial owner as of the Date of Vesting.

b.

Notwithstanding the foregoing paragraph, if you are a U.S. taxpayer for the taxable year in which your termination of employment occurs: (i) your vested Performance shares that constitute “deferred compensation” under Section 409A of the Internal Revenue Code and the regulations promulgated thereunder (“Section 409A”) shall be paid only if the circumstances giving rise to your termination of employment meet any definition of “separation from service” in Section 409A (without giving effect to any elective provisions that may be available under such definition) and (ii) if you are a “specified employee” of the Company (as defined in Section 409A) as of the date of your termination of employment, the vested shares of Common Stock that constitute “deferred compensation” under Section 409A will be delivered to you on the first day of the seventh month following the date of your termination of employment (or if earlier, upon death); provided, however, that such delay shall be implemented only to the extent necessary in order to avoid the imposition of taxes under Section 409A; and further provided that you have otherwise complied with the requirements for such delivery of vested shares as provided herein.

4.	Securities Law Restrictions; Insider Trading Policy:

You may not offer, sell or otherwise dispose of any shares of Common Stock in a manner which would violate any applicable laws, including, without limitation, the laws of Sweden, U.S. federal and state securities laws, U.S. federal law, the requirements of any stock exchange or quotation system upon which the Common Stock may then be listed or quoted and any laws of any other country or jurisdiction that may be applicable to you.

In connection with receipt of this Grant Agreement, you acknowledge that you are subject to the Company’s AS 314 Insider Trading Policy. Such policy may be found on the Company’s intranet at “Functions, Legal.”

5.	Change in Control of the Company:

Notwithstanding any provision herein to the contrary, your Performance Shares shall be immediately vested at the Target Award level upon the occurrence of a Change in Control; provided, however, that if you are a U.S. taxpayer for the taxable year in which the Change in Control occurs, this provision shall apply only if the circumstances giving rise to such Change in Control meet any definition of “change in control event” in Section 409A of the Internal Revenue Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition).

6.	Non-Transferability:

Your Performance Shares are personal to you and shall not be transferable by you otherwise than by will or the laws of descent and distribution.

7.	Conformity with Plan:

Your Performance Shares are intended to conform in all respects with the Plan, including any future amendments thereto. Inconsistencies between this Grant Agreement and the Plan shall be resolved in accordance with the terms of the Plan. All definitions stated in the Plan shall be fully applicable to this Grant Agreement.

8.	Employment and Successors:

Nothing herein or in the Grant Notice or in the Plan confers any right or obligation on you to continue in the employ of the Company or any subsidiary or shall affect in any way your right or the right of the Company or any subsidiary, as the case may be, to terminate your employment at any time. This Grant Agreement, the Grant Notice, and the Plan, including any future amendments thereto, shall be binding upon you, your estate, any person succeeding to your rights hereunder and any successor or successors of the Company. The Performance Shares do not confer to you or any person succeeding to your rights hereunder any rights of a shareholder of the Company unless and until shares of Common Stock are in fact issued to you or such person in connection with the settlement of the Performance Shares.

9.	Dividend Equivalent Rights:

You will not be entitled to dividends or dividend equivalent rights with respect to the Performance Shares.

10.	Tax:

You are totally responsible for paying all taxes that you incur in respect of this Grant. The Company has the authority and the right to deduct or withhold, or require you to remit, an amount sufficient to satisfy all applicable taxes required by law to be withheld with respect to any taxable event arising as a result of vesting or settlement of the Performance Shares. The withholding requirement may be satisfied, in whole or in part, by withholding from the settlement of the Performance Shares, shares of Common Stock having a fair market value on the date of withholding equal to the minimum amount (and not any greater amount unless such other withholding rate will not cause an adverse accounting consequence or cost) required to be withheld for tax purposes, all in accordance with such procedures as the Company establishes. The obligations of the Company hereunder will be conditional on such payment, and the Company will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to you.

11.	Governing Law:

This Grant Agreement, the Grant Notice, and the Plan shall be construed in accordance with and governed by the laws of the State of Delaware, USA, and, to the extent relevant, the local laws of your home country.

12.	Severability:

If any one or more of the provisions contained in this Grant Agreement are invalid, illegal or unenforceable, the other provisions of this Grant Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

13.	Recoupment Policy; Agreement to Repayments of Incentive Compensation When Payments Are Required Under Federal Law:

The Company’s policy regarding “Return of Compensation in Restatement Situations” is enclosed herewith. Such policy also may be found on the Company’s intranet at “Functions, HR.” In connection with receipt of this Grant Agreement, you acknowledge that you are subject to such policy. In addition, the Performance Shares shall be subject to any future compensation recoupment policy that the Company may adopt from time to time, as required by law or otherwise, to the extent applicable.

This provision applies to any policy adopted by the New York Stock Exchange (or any other exchange on which the securities of the Company are listed) pursuant to Section 10D of the Securities Exchange Act of 1934. Section 10D provides for the recovery of incentive-based compensation that has been erroneously paid because of material errors in financial statements of the Company.

To the extent such policy requires the repayment of incentive-based compensation received by you, whether paid pursuant to this Grant Agreement or any other plan of incentive-based compensation maintained in the past or adopted in the future by the Company, you agree to the repayment of such amounts to the extent required by such policy.

14.	Executive Stock Ownership Requirements:

In connection with receipt of this Grant Agreement, you acknowledge that you are subject to the Company’s policy regarding “Stock Ownership Policy for Executives”, if you are a member of the EMT.

15.	Confidentiality:

By accepting this Grant, you agree (a) to keep this Grant Agreement and all of its provisions, as well as any ancillary materials related to this Grant provided to you, confidential; (b) not to disclose the contents thereof to anyone except your attorney, your immediate family or your financial consultant (“Permitted Persons”), provided such Permitted Persons agree in advance to keep such information confidential and not disclose it to others; and (c) not to use the contents thereof for any purpose other than the interpretation of this Grant. If you or any Permitted Person violate the terms and conditions of this Section 15, the Performance Shares will be forfeited as of the date of such violation, and the Performance Shares will be reconveyed to the Company without further consideration or any act or action by you. In addition, violations of this Section 15 may result in potential civil or criminal penalties under the US federal securities laws. Anything herein to the contrary notwithstanding, you shall not be restricted from: (i) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, you shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by you; and (ii) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and you shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that you have made such reports or disclosures.

EXHIBIT A

[Performance Matrix and Terms]